Exhibit 99.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of January 31, 2015 (the “Signing Date”), between InVivo Therapeutics Holdings Corp. (the “Company”), and Lorianne Masuoka, (the “Officer”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Officer by the Company:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Officer and the Company as follows:

1.                                      Performance of Services. The Officer’s employment with the Company shall be subject to the following:

(a)                                 Subject to the terms of this Agreement, the Company hereby agrees to employ the Officer as its Chief Medical Officer, commencing January 31, 2015 or such other date as may be mutually agreed upon by the parties (the date of commencement of employment, the “Effective Date”). In addition, the Officer shall serve as Chief Medical Officer of InVivo Therapeutics Corporation, the Company’s wholly owned subsidiary. The Officer shall be based at the Company’s headquarters in Cambridge, MA.

(b)                                 While the Officer is employed by the Company, the Officer shall devote her full business time, energies and talents to serving as its Chief Medical Officer. The Officer may, however, serve on outside Boards, to the extent that such activities do not materially inhibit or prohibit the performance of the Officer’s duties under this Agreement or conflict in any material way with the business of the Company or any subsidiary.

(c)                                  The Officer serves as a Section 16 officer of the company subject to the various regulatory filing responsibilities that must be met by directors, officers and principal stockholders as required by this section of the Securities and Exchange Act of 1934, as amended, and the related rules and regulations of the Securities and Exchange Commission.

(d)                                 The Officer agrees that she shall perform her duties faithfully and efficiently subject to the directions of the Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Board”). The Officer shall not, without her consent, be assigned tasks that would be inconsistent with those of the Chief Medical Officer. The Officer shall report to the CEO and shall have such authority, power, responsibilities and duties as are inherent in her position (and the undertakings applicable to her position) and necessary to carry out her responsibilities and the duties required of her hereunder.

(e)                                  The Officer’s employment with the Company shall be “at-will”, which means that either the Officer of the Company may terminate the Officer’s employment at any time, for any reason, or for no reason, by providing notice thereof to the other party, subject to the terms of this Agreement. The Officer acknowledges that the Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain the Officer as an employee. If the Officer’s employment with the Company terminates for any reason, the Officer shall be deemed to have resigned, effective as of such termination, as an officer or director of any subsidiary of the Company, and the Officer hereby agrees to promptly execute resignation letters documenting such resignations upon the request of the Company.

(f)                                   The Officer agrees to abide by the reasonable and lawful rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.                                      Compensation.  Subject to the terms of this Agreement, while the Officer is employed by the Company, the Company shall compensate her for her services as follows:

(a)                                 Salary.  For services rendered under this Agreement, the Company shall pay the Officer a salary at the annual rate of $310,000.00, paid in accordance with the Company’s usual payroll practices. This salary will be reviewed annually and will be adjusted upward (but not downward without the Officer’s consent) no less frequently than annually.

(b)                                 Bonus. The Officer shall be eligible to receive an annual target bonus of 25% of her annual salary, subject to her performance of specified objectives to be established by the CEO at latest by June 30th each year. Actual bonus payout may be below or above the annual target bonus subject to performance.

(c)                                  Stock Option.  The Officer shall be eligible to receive a stock option to purchase 500,000 shares of common stock at an exercise price equal to the closing price of a share of common stock priced at market value on the first date of employment.  InVivo Therapeutics Holdings Corp. options vest at 25% in year one and then monthly over a 4-year schedule thereafter. An example of the company’s NQO Agreement included herein.

(d)                                 Other Benefits. The Officer shall be eligible for all medical, dental and other benefits and fringe benefits, including, without limitation, 20 days of paid time off each calendar year, to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management Executives.  In addition, the Company shall pay for the Officer’s parking at or near the Company’s headquarters at One Kendall Square, Cambridge, MA.

(e)                                  Expense Reimbursement. The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Officer in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f)                                   Withholding. All salary, bonus and other compensation payable to the Officer shall be subject to applicable withholding taxes.

(g)                                  Indemnification and Insurance.

(i)                                     The Company and the Officer, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement, which shall be dated the Effective Date.

(ii)                                  The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Officer shall be covered under such insurance to the same extent as other senior management Executives of the Company and the Board.

3.                                      Termination.  The Officer’s employment with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)                                 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Officer, which notice shall identify the Cause upon which the termination is based.  For the purposes of this Section 3(a), “Cause” shall mean (i) a good faith finding by the Company that (A) the Executive has failed to perform her reasonably assigned duties for the Company and has failed to remedy such failure within 10 days following written notice from the Company to the Officer notifying her of such failure, (B)The Officer has engaged in dishonesty, gross negligence or misconduct, or (C)  The conviction of the Officer of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

(b)                                 Upon the death or permanent disability of the Officer, if such disability renders the Officer incapable of performing her duties, as reasonably determined by the Company and confirmed in writing by the Officer’s treating physician;

(c)                                  At the election of either party, upon not less than 10 days’ prior written notice of termination; or

(d)                                 At the election of the Officer, for Good Reason (as defined below), immediately upon written notice by the Officer to the Company, which notice shall identify the Good

                                                Reason upon which the termination is based.  For the purposes of this Section 3(d), “Good Reason” for termination shall mean (i) a material adverse change in the Officer’s authority, duties or compensation without the prior consent of the Executive, or (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from the Officer to the Company notifying it of such breach.

4.                                      Rights Upon Termination.  Upon the Officer’s Date of Termination, the Company shall provide to the Officer the following:

(a)                                 Accrued obligations.  The Company will pay the Officer her Accrued Obligations promptly following such termination.  For purposes of this Agreement, “Date of Termination” means the last day the Officer is employed by the Company pursuant to this Agreement, and “Accrued Obligations” means

(i)                                     the portion of the Executive’s salary as has accrued prior to any termination of her employment with the Company and has not yet been paid;

(ii)                                  an amount equal to the value of any accrued unused vacation days or paid time off;

(iii)                               the amount of any annual bonus declared but not yet paid; and

(iv)                              the amount of any expenses properly incurred by the Officer on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(e) hereof.

(b)                                 Severance.  If the Officer’s employment is terminated (i) by the Company without Cause within six months following a Change of Control (as defined in the Company’s 2010 Equity Incentive Plan), (ii) under Section 3(c) (only if termination is elected by the Company, not if elected by the Officer) or (iii) under Section 3(d), the Company shall continue to pay the Officer her base salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of six (6) months following the Date of Termination.  The payment to the Officer of the amounts payable under this Section 4(b) shall (i) be contingent upon the execution by the Officer of a release in a form reasonably acceptable to the Company and (ii) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).

(c)                                  COBRA.  The Officer and any of her dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) at the Officer’s own cost to the extent permitted by applicable law.

(d)                                 Other Benefits.  The Company shall provide any other payments or benefits to be provided to the Officer by the Company or a subsidiary pursuant to any Executive benefit plans or arrangements established or adopted by the Company or a subsidiary

                                                (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(g) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Officer may become subject which arise out of, are based upon or relate to the Officer’s employment by the Company), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.             Proprietary Information.

(a)                                 The Officer agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  The Officer will not disclose any Proprietary Information to any person or entity other than Executives of the Company with authorization to access the information or use the same for any purposes (other than in the performance of her duties as an Officer of the Company) without approval by an officer of the Company, during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)                                 The Officer agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Officer or others, which shall come into her custody or possession, shall be the exclusive property of the Company and will be used by the Officer only in the performance of her duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Officer shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of her employment.  After such delivery, the Officer shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Officer agrees that her obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and her obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.             Inventions.

(a)                                 The Officer will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by her, or under her direction, or jointly with others, during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)                                 The Officer agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of her right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Officer outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Officer understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this Section 6(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)                                  The Officer agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Officer shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Officer further agrees that if the Company is unable to secure the signature of the Officer on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Officer, and the Officer hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.                                      Remedies.  The Officer agrees and acknowledges that her breach of Section 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.                                      Non-Compete and Non-Solicitation.

(a)                                 Restricted Activities.  While the Officer is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Officer will not directly or indirectly:

(i)                                     Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Executive was employed by the Company; or

(ii)                                  Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any Executive of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Officer to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the last six months term of the Officer’s employment with the Company.

(b)                                 Extension.  If the Officer violates the provisions of Section 8(a), the Executive shall continue to be bound by the restrictions set forth in Section 8(a) until a period of one (1) year has expired without any violation of such provisions.

(c)                                  Interpretation.  If any restriction set forth in Section 8(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)                                 Equitable Remedies.  The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Officer to be reasonable for such purpose.  The Officer agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Officer agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 and the Officer hereby waives the adequacy of a remedy at law as a defense to such relief.

9.                                      Compliance with Section 409A

(a)                                 General.  It is the intention of both the Company and the Officer that the benefits and rights to which the Officer could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Officer or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the timing of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive).

(b)                                 Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Officer’s employment shall be made unless and until the Officer incurs a “separation from service” within the meaning of Section 409A.

(c)                                  6 Month Delay for “Specified Employees”.

(i)                                     If the Officer is a “specified employee”, then no payment or benefit that is payable on account of the Officer’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Officer’s “separation from service” (or, if earlier, the date of the Officer’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date of the Officer’s separation from service.  Such interest shall be calculated from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii)                                  For purposes of this provision, the Officer shall be considered to be a “specified employee” if, at the time of her or her separation from service, the Officer is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)                                 No Acceleration of Payments.  Neither the Company nor the Officer, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)                                  Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Officer is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)                                   Taxable Reimbursements.

(i)                                     Any reimbursements by the Company to the Officer of any eligible expenses under this Agreement that are not excludable from the Officer’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Officer following the year in which the expense was incurred.

(ii)                                  The amount of any Taxable Reimbursements to be provided to the Officer during any taxable year of the Officer shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Officer.

(iii)                               The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.

10.                               Survival.  The Officer agrees that her obligations under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of her employment or the Agreement Term, regardless of the reason for such termination.

11.                               Acknowledgement.  The Officer neither acknowledges and agrees that the Company does not desire her to use any confidential information of any prior employer during her employment hereunder and that the Company will not ask for nor accepts any such confidential information.  This acknowledgement shall not reduce or otherwise affect the Officer’s rights to indemnification from the Company.

12.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.  Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

14.                               Successors and Assigns.  This Agreement shall be enforceable by the Officer and her heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

15.                               Entire Agreement.  This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Officer and the Company.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Signing Date.

Company

InVivo Therapeutics Holdings Corp.

By:	/s/ Mark. D. Perrin
Name:	Mark D. Perrin
Title:	Chief Executive Officer

Executive

Lorianne K. Masuoka, MD

/s/ Lorianne K. Masuoka, MD

July 21, 2015

Lorianne K. Masuoka, M.D.
142 Beverly Road
Chestnut Hill, MA  02467

Re:                             Amendments to Employment Agreement

Dear Ms. Masuoka:

This letter agreement serves to confirm our agreement and understanding with respect to amendments to the Employment Agreement between you and InVivo Therapeutics Holdings Corp. (the ‘“Company”) dated January 31, 2015 (the ‘Agreement”).  Defined terms used in this agreement and not otherwise defined have the meanings given to such terms in the Agreement.

We hereby agree that the Agreement is amended as follows:

1.                                      Section 2(b) of the Agreement is amended by deleting “25%” and replacing it with “35%.”

2.                                      Section 4(b) of the Agreement is deleted in its entirety and replaced by the following new Section 4(b):

(b)                                 “Severance.

(i)                                     If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) in the absence of a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan, the Company shall (A) continue to pay the Executive her base salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of 12 months following the Date of Termination and (B) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits for a period of 6 months following the Date of Termination.

(ii)                                  If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) within the twelve month period following a Change in Control, the Company shall (A) pay the Executive an amount equal to 1.5 times her base salary as in effect on the Date of Termination plus 100% of her target annual bonus, (B) accelerate in full the vesting on all outstanding, unvested equity awards held by the Executive and (C) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits for a period of 12 months following the Date of Termination.

(iii)                               The payment to the Executive of the amounts payable under this Section 4(b) shall (A) be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company and (B) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).”

Except as otherwise expressly modified by this letter agreement, the Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects, and as so amended by this letter agreement, shall be read, taken and construed as one instrument. Except as expressly provided for in this letter agreement, nothing in this letter agreement shall be construed as a waiver of any rights or obligations of the Executive or the Company under the Agreement.

If the foregoing correctly sets forth the entire understanding and agreement between you and the Company with respect to the subject matter of this letter agreement and the Agreement, please indicate your approval by signing in the space provided for that purpose below and return an executed copy to us.

Best Regards,

/s/ Mark D. Perrin

Mark D. Perrin
Chief Executive Officer

Acknowledged and Agreed:

/s/ Lorianne K. Masuoka, M.D.
Lorianne K. Masuoka, M.D.